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                                                                    Exhibit 99.1

                                                           For Immediate Release

                          Avery Weigh-Tronix Announces

                Developments Related to Senior Subordinated Notes

3rd June 2002 -- Birmingham, UK: Weigh-Tronix, LLC and SWT Finance, B.V., announced today that SWT Finance B.V. did not pay the interest due June 3, 2002 on its 12 1/2% Senior Subordinated Notes due 2010 (the "Notes"). Weigh-Tronix, LLC and certain other members of the Avery Weigh-Tronix group of companies are guarantors of the amounts payable under the Notes. The Indenture governing the Notes provides that an Event of Default will result if such interest payment is not paid within thirty (30) days of the date such interest payment was due.

Weigh-Tronix, LLC, together with its subsidiaries, is a leading manufacturer, marketer and servicer of industrial and retail weighing systems. The Avery Weigh-Tronix Group markets and sells its products in over 100 countries under established brand names, including Avery Berkel, Salter Brecknell and Weigh-Tronix.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements.

For information, please contact: Mr. Bowe through Avery Weigh-Tronix, in the UK at (44) 121 568 1202.